EXHIBIT 3.13
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
OBRIST AMERICAS, INC.
          Obrist Americas, Inc. (the “Corporation”), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), hereby certifies as follows:
     1. The Corporation was formed under the name “Obrist Americas, Inc.”.
     2. The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on September 13, 2005 and amended by a certificate of amendment on September 4, 2008 (collectively, the “Original Certificate of Incorporation”).
     3. The following Amended and Restated Certificate of Incorporation amends and restates the provisions of the Original Certificate of Incorporation and it has been duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the DGCL. The Certificate of Incorporation is hereby amended and restated to read as follows:
          FIRST: The name of the Corporation is Closure Systems International Americas, Inc. (the “Corporation”).
          SECOND: The Corporation’s registered office in the State of Delaware is at 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, State of Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.
          FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is thirteen thousand (13,000) shares of common stock having a par value of $0.0000025 per share (“Common Stock”).
          FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, the Corporation may adopt, amend or repeal By-laws by the vote of a majority of the board of directors of the Corporation, but any By-laws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

          SIXTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article Sixth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
          (b) The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the undersigned officer of the Corporation has duly executed this Amended and Restated Certificate of Incorporation on the 1st day of February, 2010.

/s/ Victor Lance Mitchell
Name:	Victor Lance Mitchell
Title:	Vice President

3